Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Madison Square Garden Company:

We consent to the incorporation by reference in the registration statement (No. 333-207183) on Form S-8 of The Madison Square Garden Company of our reports dated August 20, 2019, with respect to the consolidated balance sheets of The Madison Square Garden Company as of June 30, 2019 and 2018, the related consolidated statements of operations, comprehensive income (loss), equity and redeemable noncontrolling interests, and cash flows for each of the years in the three-year period ended June 30, 2019, and the related notes and financial statement schedule II (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of June 30, 2019, which reports appear in the June 30, 2019 annual report on Form 10‑K of The Madison Square Garden Company.

Our report refers to a change in the accounting method for revenue recognition effective July 1, 2018 due to the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers.

/s/ KPMG LLP

New York, New York
August 20, 2019